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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g)
     of the Securities Exchange Act of 1934 or Suspension of Duty to file
                  Reports Under Sections 13 and 15(d) of the
                       Securities Exchange Act of 1934.

                       Commission File Number 000-26265
                                              ---------

                               Garden.com, Inc.
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            (Exact name of registrant as specified in its charter)


               3301 Steck Avenue, Austin, Texas, (512) 532-4000
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         Common Stock, $.01 par value
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           (Title of each class of securities covered by this Form)


                                 None
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) or designate the appropriate rule provision(s) relied upon the terminate or suspend duty by file reports:

          Rule 12g-4(a)(1)(i)       [X]   Rule 12h-3(b)(1)(ii)      [_]
          Rule 12g-4(a)(1)(ii)      [_]   Rule 12h-3(b)(2)(i)       [_]
          Rule 12g-4(a)(2)(i)       [_]   Rule 12h-3(b)(2)(ii)      [_]
          Rule 12g-4(a)(2)(ii)      [_]   Rule 15d-6                [_]
          Rule 12h-3(b)(1)(i)       [_]

Approximate number of holders of record as of the certification or notice date:
FIFTY (50)

     Pursuant to the requirements of the Securities Exchange Act of 1934, Garden.com, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: AUGUST 4, 1999              By:     /s/ Paul R. Tobias
                                     --------------------------
                                  Name:   Paul R. Tobias
                                          Wilson Sonsini Goodrich & Rosati, P.C.
                                  Title:  Member